PURCHASE AGREEMENT

This Purchase Agreement (the “Agreement”) is made and entered into this ___ day of August, 2012, by and among JGC Tye, LLC, a Texas limited liability company, JGC Lubbock Gold, LLC, a Texas limited liability company, JGC Odessa Gold, LLC, a Texas limited liability company, Gold Suit, Inc., a Texas corporation, JGC Harlingen, LLC, a Texas limited liability company, JGC Longview, LLC, a Texas limited liability company, JGC Edinburg, LLC, a Texas limited liability company, JGC Phoenix, LLC, a Texas limited liability company, and TI Club, LLC, a Texas limited liability company, (collectively, the “Asset Sellers,” and each individually an “Asset Seller”); C. A. Ault Investments, Inc., a Texas corporation (“CAA”), Sadco, Inc., a Texas corporation (“Sadco”), JGC Beaumont, LLC, a Texas limited liability company (“JGC Beaumont”), and S Willy’s Lubbock LLC, a Texas limited liability company (“Willies”), (collectively, the “Companies,” and each individually a “Company”); Bryan S. Foster, an individual (“Foster”); and Jaguars Acquisition, Inc., a Texas corporation (“JAI”), which is a wholly owned subsidiary of Rick’s Cabaret International Inc.(“Rick’s Cabaret”). The Asset Sellers, Companies, Foster, and JAI are sometimes hereinafter collectively referred to as the “Parties”.

WHEREAS, the Asset Sellers each own and operate the adult cabaret set forth opposite each Asset Sellers’ name on Exhibit A attached hereto (collectively, the “Adult Cabarets,” and each individually an “Adult Cabaret”);

WHEREAS, CAA holds the Sexually Oriented Business license under which JGC Lubbock Gold, LLC operates its adult cabaret;

WHEREAS, JGC Beaumont owns and operates an adult cabaret known as “Jaguars” (“Jaguars-Beaumont”) located at 5900 College Street, Beaumont, Texas 77707 pursuant to a Sexually Oriented Business license issued by the City of Beaumont;

WHEREAS, Willies owns and operates a recently constructed adult cabaret, which has not been named yet, located at 102 E. CR 7200, Lubbock, Texas 79423 pursuant to a Sexually Oriented Business license issued by the City of Lubbock;

WHEREAS, Foster owns (i) 100% of the membership interests of each of the Asset Sellers (except for Gold Suit, Inc.) and each of JGC Beaumont and Willies and (ii) 100% of the shares of common stock of each of Gold Suit, Inc., CAA and Sadco;

WHEREAS, the entities set forth in Exhibit B (collectively, the “Real Estate Sellers,” and each individually a “Real Estate Seller”) each own the real estate property set forth at the address opposite each Real Estate Sellers’ name in the exhibit (collectively, the “Real Estate Properties,” and each individually a “Real Estate Property”), each of which includes the improvements, including building and fixtures, located on such properties;

WHEREAS, prior to the Closing (as defined below in Section 2.1), JAI will organize and form, as wholly owned subsidiaries, the entities set forth in Exhibit A (collectively, the “Asset Purchasers,” and each individually an “Asset Purchaser”);

WHEREAS, the Asset Sellers and the Asset Purchasers all desire that the Asset Sellers sell, transfer, convey and assign all of the assets owned by each of them which are associated or used in connection with the operation of each of the Adult Cabarets to the Asset Purchasers, on the terms and conditions set forth herein;

WHEREAS, Foster and JAI both desire that Foster sell (i) 100% of the membership interests of each of JGC Beaumont and Willies and (ii) 100% of the shares of common stock of each of CAA and Sadco, to JAI, all on the terms and conditions set forth herein;

WHEREAS, in connection with the acquisitions of the Adult Cabarets and the Companies, the Real Estate Sellers and Jaguars Holdings, Inc., a Texas corporation (“JHI”), a wholly owned subsidiary of RCI Holdings, Inc., all desire that the Real Estate Sellers each sell their respective Real Estate Properties to JHI, free and clear of all liens, claims or encumbrances; and

NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements and the respective representations and warranties herein contained, and on the terms and subject to the conditions herein set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

PURCHASE AND SALE OF THE ASSETS,

MEMBERSHIP INTERESTS AND SHARES

Section 1.1 Assets of the Asset Sellers to be Transferred to Asset Purchasers. On the Closing Date (as defined in Section 2.1 hereof), and subject to the terms and conditions set forth in this Agreement, each of the Asset Sellers shall sell, convey, transfer and assign, or cause to be sold, conveyed, transferred and assigned to the respective Asset Purchaser set forth opposite each Asset Seller’s name on Exhibit A attached hereto, free and clear of all liens and encumbrances, and each of the respective Asset Purchasers shall acquire, all of the tangible and intangible assets and personal property of every kind and description and wherever situated of the business of the Adult Cabaret of each respective Asset Seller, including but not limited to, the following personal property of each of the Asset Sellers:

(i)	all of the tangible and intangible assets and personal properties of every kind and description and wherever situated of the business of the Asset Seller’s Adult Cabaret, including, without limitation, inventories, furniture, fixtures, equipment (including office and kitchen equipment), computers and software, appliances, sign inserts, sound and lighting and telephone systems, telephone numbers, and other personal property of whatever kind and nature owned or leased by the Asset Seller, installed, located, situated or used in, on, or about, or in connection with the operation, use and enjoyment of the premises where the Asset Seller’s Adult Cabaret is located and all other items on the subject premises and used in connection with the operation of such Adult Cabaret;

(ii)	all of the Asset Seller’s inventory of supplies, accessories and any and all other items of personal property of whatever nature utilized or relating to the operation of the Asset Seller’s Adult Cabaret (the “Inventory”);

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(iii)	all supplies (other than Inventory) and other "consumable supplies" used in connection with the operation of the Asset Seller’s Adult Cabaret (the "Supplies");

(iv)	all of the Asset Seller's right, title, and interest, as lessee, of any and all equipment leased by the Asset Seller and located at its Adult Cabaret (the "Leased Equipment") for which the respective Asset Purchaser agrees to assume payment if disclosed by the Asset Seller. The Asset Seller shall cancel and/or pay for (i) any equipment lease that the respective Asset Purchaser does not elect to assume payment for and the use thereof and (ii) any undisclosed equipment lease;

(v)	all right, title, and interest of the Asset Seller to the use of the telephone numbers presently being used by its Adult Cabaret, including all rotary extensions thereto, and all advertisements in the "Yellow Pages", "City Directory" and other similar publications (the "Telephone Numbers") and after the Closing, the respective Asset Purchaser shall assume all expenses for the Telephone Numbers and advertising;

(vi)	copies of the Asset Seller's lists of suppliers, and any and all of books, records, papers, files, memoranda and other documents relating to or compiled in connection with the operation of its Adult Cabaret which are requested by the respective Asset Purchaser (the "Records");

(vii)	all intellectual property of every kind of the Asset Seller, including but not limited to all trade marks, trade names, service marks, patents, copyrights, and trade secrets;

(viii)	all universal resource locators (“URL’s”) and internet domain names, including but not limited to "jaguarsgold.net", all source code and associated files necessary to operate URL's including but not limited to images, graphics, content of the web pages, page layouts, scripts, forms, and databases; and all goodwill associated with or used in connection with the operation or business of the URL’s and internet domain names; and

(ix)	to the extent transferable, any and all necessary permits and authorizations which are needed to conduct an adult entertainment business at the Asset Seller’s Adult Cabaret which the Asset Seller has the right to transfer and convey, including its sexually oriented business permit and license (if it has one) and all other licenses, consents, authorizations, accreditations, waivers and approvals (together with all government filings pertaining thereto), however designated, established, maintained or renewed and issued evidencing or authorizing the Asset Seller, the Asset Seller’s agent(s) or nominee(s) for the purpose of engaging in the business and/or operation of an adult cabaret nightclub business, restaurant, bar, lounge, or any other business currently operating or capable of being operated on the premises of the Asset Seller’s Adult Cabaret however characterized.

Section 1.2 All of the items set forth in Section 1.1 are collectively referred to as the “Purchased Assets” with respect to that Asset Seller. “Purchased Assets” may also refer to the Purchased Assets of all the Asset Sellers, collectively, as the context will determine. Exhibit 1.2 shall be a list of all furniture, fixtures and equipment included within the Purchased Assets for each Asset Seller.

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Section 1.3 Excluded Assets. Specifically excluded from the Purchased Assets of each Asset Seller are (i) the corporate seals, books, accounting records and records related to corporate governance of the Asset Seller (ii) all Asset Seller bank accounts and all Asset Seller monies (including cash) on hand as of the Closing Date, (iii) all credit card receipts and ATM purchases as of the Closing Date and (iv) all other assets listed on Exhibit 1.3 (hereinafter collectively referred to as the “Excluded Assets”).

Section 1.4 Intent of the Parties. Although the description of the Purchased Assets for each of the Asset Sellers in Section 1.1 is intended to be complete, in the event Section 1.1 fails to contain the description of any assets belonging to the Asset Seller which are used for the business of its Adult Cabaret, such assets shall nonetheless be deemed transferred to the respective Asset Purchaser at the Closing.

Section 1.5 Excluded Liabilities. Notwithstanding anything contained in this Agreement to the contrary, the Asset Purchasers shall have no obligation and are not assuming, and the Asset Sellers shall retain, pay, perform, defend and discharge, all of the liabilities and obligations of every kind whatsoever related or connected to the any of the Purchased Assets and/or the business of any of the Adult Cabarets arising or accruing prior to the Closing Date, whether disclosed or undisclosed, known or unknown on the Closing Date, direct or indirect, absolute or contingent, secured or unsecured, liquidated or unliquidated, accrued or otherwise, whether liabilities for taxes, liabilities of creditors, liabilities arising under any profit sharing, pension or other benefit under any plan of any of the Asset Sellers, liabilities to any Governmental Agency (as hereinafter defined) or third parties, liabilities assumed or incurred by any of the Asset Sellers by operation of law or otherwise, including, but not limited to, (i) contractual liabilities arising from any of the Asset Sellers’ business or ownership of any of the Purchased Assets prior to the Closing Date, (ii) any litigation existing or arising from any of the Asset Sellers’ business or ownership of any of the Purchased Assets prior to the Closing Date and (iii) any taxes owing by the any of the Asset Sellers, including but not limited to (x) any ad valorem taxes, including real estate and personal property taxes, waste disposal assessments or other assessments for public or municipal improvements that are assessed or imposed pursuant to the Old Lease Agreements (as defined in Section 2.3(iii) below) and (y) amounts accessed under the Texas Patron Tax, occurring prior to the Closing Date, or whether related to the business of any of the Adult Cabarets, any of the Purchased Assets or otherwise and any liens on any of the Purchased Assets relating to any such taxes (collectively, the “Excluded Liabilities”).

Section 1.6 Taxes. The Asset Sellers shall pay when due any sales, transfer, excise, or other taxes which may be imposed in any jurisdiction in connection with or arising from the sale and transfer of any of the Purchased Assets to the Asset Purchasers.

Section 1.7 Bulk Sales Laws. The Asset Sellers acknowledge that any applicable provisions of any tax clearance or bulk sales laws pertaining to the transactions contemplated by this Agreement are being complied with and that the Asset Sellers, jointly and severally, agree to indemnify and hold harmless the Asset Purchasers from and against any and all liabilities arising out of or relating to any such tax clearance or bulk sales law. Any such liability shall be an Excluded Liability.

Section 1.8 Sale of the Common Stock and Membership Interests. Subject to the terms and conditions set forth in this Agreement, at the Closing, Foster hereby agrees to sell, transfer, convey and deliver to JAI (i) all of the shares of common stock of CAA and Sadco, free and clear of all encumbrances, which represents all of the outstanding capital stock of CAA and Sadco (the “Common Stock”), and (ii) all of the membership interests of JGC Beaumont and Willies, free and clear of all encumbrances, which represents all of the outstanding capital interests of JGC Beaumont and Willies (the “Membership Interests”); and Foster shall deliver to JAI stock certificates representing the Common Stock and membership certificates representing the Membership Interests, all duly endorsed to JAI.

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Section 1.9 Purchase Price. As consideration for the purchase of the Purchased Assets, the Common Stock and the Membership Interests, JAI and the Asset Purchasers shall pay to Foster and the Asset Sellers an aggregate consideration of $26,000,000 (the “Purchase Price”). The Purchase Price shall be payable at Closing, as follows:

(i)	JAI shall pay or cause to be paid $4,000,000 by wire transfer or certified check to Foster as consideration for the Common Stock and the Membership Interests; and

(ii)	JAI and Asset Purchasers shall pay or cause to be paid $22,000,000 to the Asset Sellers as consideration for the Purchased Assets pursuant to a promissory note (the “Promissory Note”) executed by JAI. The Promissory Note will bear interest at the rate of 9.5% per annum, will be payable in 144 equal monthly installments of principal and interest, will not be pre-payable in the first 60 months and, thereafter, if prepaid at the election of JAI, must be prepaid in full and will be subject to a prepayment penalty of 10% of the then outstanding principal amount of the Promissory Note.

(A) The Promissory Note will provide the Asset Sellers a right of first refusal, whereby if JAI intends to prepay the Promissory Note using proceeds from a debt financing transaction offered by a third party lender, at least 10 days prior to closing such transaction, JAI will provide the Asset Sellers and/or its affiliates the right to provide financing to JAI, within the 10 day period, in lieu of the third party lender, on the exact terms and conditions offered to JAI in the proposed transaction.

(B) The Promissory Note will be secured by the Purchased Assets (as evidenced by all appropriate UCC filings), the Common Stock of CAA and Sadco and the Membership Interests. The initial monthly payment of the Promissory Note, in the amount of $256,602.11, shall be due 30 days after the date of Closing, with each subsequent monthly payment due thereafter. If not provided within the Promissory Note, at Closing, each of the Asset Sellers will enter into a participation agreement that will set forth each Asset Seller’s pro rata interest in the Promissory Note (as set forth in Exhibit C attached hereto) and the terms and conditions pursuant to which the designated Agent of the Promissory Note will distribute payments to each Asset Seller.

(C) The Promissory Note will contain usual and customary terms and conditions, including usual and customary default provisions. Additionally, a default under the Real Estate Note (as defined in Section 2.3 below) will be deemed to be a default under the Promissory Note.

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(D) The Promissory Note will also provide that in the event any regulatory or administrative authority of the State of Texas seeks to enforce or attempts to collect any tax or obligation or liability that may be due pursuant to the Texas Patron Tax, which Texas Patron Tax was implemented by the Texas legislature, or seeks to enforce or attempts to collect any obligation or liability pursuant to any amendments or legislation passed in connection therewith relating to the obligation of any of the Asset Sellers or Adult Cabarets to make payment of the Texas Patron Tax, then the then principal amount of the Promissory Note, as of the date the tax is enforced, will immediately be reduced by an amount calculated by multiplying 1,200,000 by the dollar amount of the per-person tax implemented (the “Reduction Amount”). The Reduction Amount cannot exceed $6,000,000. By way of example only, if exactly two years after the Closing Date, a $2.00 per person tax is implemented and enforced, assuming JAI is current in its monthly payments, the Reduction Amount would be $2,400,000 and the then principal amount of the Promissory Note would be reduced $2,400,000. The Texas Patron Tax is currently enacted to be $5 per person which would equate to a $6,000,000 Reduction Amount if enforced. Upon adjustment, if any, of the principal amount of the Promissory Note, at the Asset Sellers election, either (i) the monthly payments from that date forward will be recalculated and adjusted based upon the recalculated and adjusted principal amount, with the number of monthly payments due thereafter remaining the same, or (ii) the amount of the monthly payments will remain at $256,602.11, thereby reducing the number of monthly payments due thereafter (whereby each monthly installment would have a higher ratio of principal to interest). In the event the Reduction Amount exceeds the then outstanding principal amount, the Asset Sellers will have no obligation to repay to JAI the difference between such amounts. In the event the Texas Patron Tax is revised (or replaced by a similar tax) so that adult cabarets are taxed in an alternative format to the per-person tax currently contemplated, the principal amount of the Promissory Note will be equitably adjusted in a manner consistent with the intent of the Reduction Amount formula. Notwithstanding the foregoing, in the event that a new patron tax is implemented by the Texas legislature which is not the result of renegotiation or adjustment to existing legislation, but rather is a result of the existing Texas Patron Tax being ruled unconstitutional, then in such event, there will be no adjustment to the Promissory Note.

(E) The Promissory Note will also contain a partial release plan that will entitle JAI on or after 60 months from the date of Closing to have certain Purchased Assets released from Asset Sellers’ liens upon the aggregate payment of the first $6,000,000 in principal of the Promissory Note and Real Estate Note, and thereafter upon the aggregate payment of each additional $3,000,000 in principal of the Promissory Note and Real Estate Note until the Promissory Note and Real Estate Note are paid in full. Upon each such release benchmark, JAI and the Asset Sellers will mutually agree upon which of the Purchased Assets will be released from the Asset Sellers’ liens. For purposes of this Section 1.9(ii)(E), any Reduction Amount shall not be deemed a reduction in the principal of the Promissory Note or Real Estate Note.

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ARTICLE II

CLOSING

Section 2.1 The Closing. The closing of the transactions contemplated by this Agreement shall take place five (5) business days after the Asset Purchasers have all necessary permits and authorizations which are needed to conduct an adult entertainment business at each of the Asset Seller’s Adult Cabaret, including any sexually oriented business permits and licenses (the “Closing Date”). The Closing will take place at the law office of Axelrod, Smith & Kirshbaum, 5300 Memorial Drive, Suite 700, Houston, Texas, 77007, or at such other place as agreed upon among the parties hereto. Notwithstanding the foregoing, in the event that the Asset Purchasers have not obtained all necessary permits and authorizations which are needed to conduct an adult entertainment business at each of the Asset Seller’s Adult Cabaret, including any sexually oriented business permits and licenses, or waived such obligation, by November 15, 2012, then any of the Parties hereto may terminate this Agreement by giving written notice to the other Parties as provided for in Section 10.2, and this Agreement will be of no further force or effect.

Section 2.2 Delivery and Execution. At the Closing: (i) Foster shall deliver to JAI certificates evidencing the Common Stock and the Membership Interests, free and clear of any liens, claims, equities, charges, options, rights of first refusal or encumbrances, duly endorsed to JAI or accompanied by duly executed stock powers in form and substance satisfactory to JAI against delivery by JAI to Foster of payment in the amount and manner set forth in Section 1.9(i) above; (ii) each of the Asset Sellers shall deliver to its respective Asset Purchaser (pursuant to Exhibit A) all instruments of assignment and bills of sale necessary to transfer to that Asset Purchaser good and marketable title to its respective Purchased Assets free and clear of all liens, charges or encumbrances, against delivery by the Asset Purchasers to the Asset Sellers of payment in the amount and manner set forth in Section 1.9(ii) above; and (iii) the Related Transactions (as defined below) shall be consummated concurrently with the Closing.

Section 2.3 Related Transactions. In addition to the purchase and sale of the Purchased Assets, the Common Stock and the Membership Interests, the following actions must take place contemporaneously at the Closing or with respect to Section 2.3(i), as soon as possible thereafter (collectively, the "Related Transactions"):

(i)	Sale of the Real Estate Properties. At the Closing, or as soon thereafter as possible, the Real Estate Sellers shall sell, transfer, convey and deliver by Special Warranty Deed, which will convey good and marketable title to the Real Estate Properties to JHI, free and clear of liens, claims and encumbrances, except as provided for below. As consideration for the purchase of the Real Estate Properties, JHI shall pay to the Real Estate Sellers (x) $350,000 cash, at Closing, (y) $9,000,000 pursuant to a Secured Promissory Note (the “Real Estate Note”) executed by and obligating JHI, and (z) 12 years from the date of Closing, a one time payment of $650,000, provided however, that in the event that the Promissory Note and the Real Estate Note are both prepaid in full, then the $650,000 one time payment will accelerate and become due and payable within 30 days of the final payment of the Promissory Note and the Real Estate Note. The Real Estate Note will bear interest at the rate of 9.5% per annum, will be payable in 144 equal monthly installments of principal and interest, will not be pre-payable in the first 60 months and, thereafter, if prepaid at the election of the JHI, must be prepaid in full and will be subject to a prepayment penalty of 10% of the then outstanding principal amount of the Real Estate Note. Notwithstanding the foregoing, in the event that the Real Estate Properties are not conveyed to JHI as of the Closing Date, then the Real Estate Sellers and JHI will enter into a master lease agreement (“Master Lease “) for all of the Real Estate Properties, as of the Closing Date, which will provide for the payment of monthly rent in an amount equal to the monthly payments which would otherwise have been due under the Real Estate Note ($104,973.59). Upon the closing of the Real Estate Properties, the Real Estate Note will be adjusted to provide that the monthly payments previously made pursuant to the Master Lease will be a reduction to the Real Estate Note as if a payment had been made pursuant to the Real Estate Note.

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(A) The Real Estate Note will provide the Real Estate Sellers a right of first refusal, whereby if JHI intends to prepay the Real Estate Note using proceeds from a debt financing transaction offered by a third party lender, at least 10 days prior to closing such transaction, JHI will provide the Real Estate Sellers and/or its affiliates the right to provide financing to JHI within the 10 day period, in lieu of the third party lender on the exact terms and conditions offered to JHI in the proposed transaction.

(B) The Real Estate Note will be secured by the Real Estate Properties. The initial monthly payment of the Real Estate Note in the amount of $104,973.59, shall be due 30 days after the date of Closing, with each subsequent monthly payment due thereafter. If not provided within the Real Estate Note, at Closing, each of the Real Estate Sellers will enter into a participation agreement that will set forth each Real Estate Seller’s pro rata interest in the Real Estate Note and the terms and conditions pursuant to which the designated Agent of the Real Estate Note will distribute payments to each Real Estate Seller.

(C) The Real Estate Note will contain usual and customary terms and conditions, including usual and customary default provisions. Additionally, a default under the Promissory Note will be deemed to be a default under the Real Estate Note.

(D) The Real Estate Note will also contain a partial release plan that will entitle JHI on or after 60 months, to have certain Real Estate Properties released from Real Estate Sellers’ liens upon the aggregate payment of the first $6,000,000 in principal of the Promissory Note and Real Estate Note, and thereafter upon the aggregate payment of each additional $3,000,000 in principal of the Promissory Note and Real Estate Note, until the Promissory Note and Real Estate Note are paid in full. Upon each such release benchmark, JHI and the Real Estate Sellers will mutually agree upon which of the Real Estate Properties will be released from the Real Estate Sellers’ liens. For purposes of this Section 2.3(i)(D), any Reduction Amount shall not be deemed a reduction in the principal of the Promissory Note or Real Estate Note.

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(E) Upon the execution hereof, the Real Estate Sellers and JHI shall execute a Real Estate Purchase Agreement, which will provide for the terms and conditions for the conveyance of good and marketable title of the Real Estate Properties, which Real Estate Purchase Agreement will be submitted to a title company mutually acceptable to the Real Estate Sellers and JHI.

(ii)	Covenant Not to Compete for Foster. As partial consideration for JAI entering into this Agreement, Foster will enter into a five year Non-Competition Agreement pursuant to the terms of which Foster will agree not to compete, either directly or indirectly, with JAI, the Asset Purchasers, or any of their affiliates (including Rick’s Cabaret and its subsidiaries), by owning an interest in, participating in or operating an establishment featuring live female nude or semi-nude (topless) adult entertainment in a radius of 50 miles of the location of any of the Adult Cabarets or any adult cabaret featuring live female nude or semi-nude (topless) adult entertainment owned by Rick’s Cabaret or its subsidiaries, excluding the adult cabaret located at 11327 Reeder Road, Dallas, Texas, 75229; and

(iii)	Termination of Old Lease Agreements. Each of the Real Estate Sellers will enter into a Termination Agreement pursuant to the terms of which any outstanding lease agreements relating to the Real Estate Properties (the “Old Lease Agreements”) will be terminated; and

(iv)	JAI shall grant Big Dog Printing Company, an affiliate of Foster, the right of first refusal to contract to supply all t-shirts to be sold at any of the Adult Cabarets purchased by JAI pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF FOSTER, THE ASSET SELLERS AND THE COMPANIES

Foster, each of the Asset Sellers and each of the Companies, jointly and severally, hereby make the following representations and warranties to JAI and the Asset Purchasers, which representations and warranties shall be true and correct on the date hereof and on and as of the Closing Date:

Section 3.1. Organization, Good Standing Qualification and Ownership.

(a) Each of Gold Suit, Inc., CAA and Sadco (i) is a Texas corporation duly organized, validly existing and in good standing under the laws of the state of Texas, (ii) has all requisite power and authority to carry on its business, and (iii) is duly qualified to transact business and is in good standing in all jurisdictions where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to do so would not have a material adverse effect to Foster, the Asset Purchasers, the Companies or the Asset Sellers.

(b) Each of the Asset Sellers (except for Gold Suit, Inc.) and each of JGC Beaumont and Willies (i) is a Texas limited liability company duly organized, validly existing and in good standing under the laws of the state of Texas, (ii) has all requisite power and authority to carry on its business, and (iii) is duly qualified to transact business and is in good standing in all jurisdictions where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to do so would not have a material adverse effect to Foster, the Asset Purchasers, the Companies or the Asset Sellers.

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(c) At Closing, (i) the authorized capital stock of CAA consists of ______ shares of common stock, $____ par value, of which ______ shares are validly issued and outstanding, (ii) the authorized capital stock of Sadco consists of ______ shares of common stock, $____ par value, of which ______ shares are validly issued and outstanding, and (iii) the authorized capital stock of Gold Suit, Inc. consists of ______ shares of common stock, $____ par value, of which ______ shares are validly issued and outstanding. There are no shares of preferred stock authorized or issued and there is no other class of capital stock authorized or issued by either Gold Suit, Inc., CAA or Sadco. All of the issued and outstanding shares of common stock of Gold Suit, Inc., CAA and Sadco are owned beneficially and of record by Foster, free and clear of any liens, claims, equities, charges, options, rights of first refusal, or encumbrances, and are fully paid and non-assessable. None of the Common Stock issued is in violation of any preemptive rights. Neither Gold Suit, Inc., CAA nor Sadco has an obligation to repurchase, reacquire, or redeem any of its outstanding capital stock. There are no outstanding securities convertible into or evidencing the right to purchase or subscribe for any shares of capital stock of either Gold Suit, Inc., CAA or Sadco, there are no outstanding or authorized options, warrants, calls, subscriptions, rights, commitments or any other agreements of any character obligating either Gold Suit, Inc., CAA or Sadco to issue any shares of its capital stock or any securities convertible into or evidencing the right to purchase or subscribe for any shares of such stock, and there are no agreements or understandings with respect to the voting, sale, transfer or registration of any shares of capital stock of either Gold Suit, Inc., CAA or Sadco.

(d) At Closing, the authorized capital of each of the Asset Sellers (for purposes of this Section 3.1(d) only, the defined term “Asset Sellers” excludes Gold Suit, Inc.) and each of JGC Beaumont and Willies consists of one membership interest which is validly issued and outstanding. There is no other class of equity interest authorized or issued by either JGC Beaumont, Willies or any of the Asset Sellers. All of the issued and outstanding membership interests of each of the Asset Sellers and each of JGC Beaumont and Willies are owned beneficially and of record by Foster, free and clear of any liens, claims, equities, charges, options, rights of first refusal, or encumbrances, and are fully paid and non-assessable. None of the Membership Interests issued are in violation of any preemptive rights. Neither of the Asset Sellers and neither JGC Beaumont nor Willies has any obligation to repurchase, reacquire, or redeem any of its outstanding membership interests. There are no outstanding securities convertible into or evidencing the right to purchase or subscribe for any membership interests of either JGC Beaumont, Willies or any of the Asset Sellers. There are no outstanding or authorized options, warrants, calls, subscriptions, rights, commitments or any other agreements of any character obligating either JGC Beaumont, Willies or any of the Asset Sellers to issue any membership interest or any securities convertible into or evidencing the right to purchase or subscribe for any membership interest, and there are no agreements or understandings with respect to the voting, sale, transfer or registration of any membership interests of either JGC Beaumont, Willies or any of the Asset Sellers.

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Section 3.2 Subsidiaries. None of the Asset Sellers and none of the Companies has any subsidiaries.

Section 3.3 Ownership of the Purchased Assets. Each of the Asset Sellers owns all of the Purchased Assets (with respect to it) set forth in Section 1.1 herein (and reflected in Exhibit 1.2) free and clear of any liens, claims, equities, charges, options, rights of first refusal, or encumbrances. Each of the Asset Sellers has the unrestricted right and power to transfer, convey and deliver full ownership of its Purchased Assets without the consent or agreement of any other entity or person and without any designation, declaration or filing with any governmental authority. Upon the transfer of the Purchased Assets to the Asset Purchasers as contemplated herein, each of the Asset Purchasers will receive good and valid title thereto, free and clear of any liens, claims, equities, charges, options, rights of first refusal, encumbrances or other restrictions.

Section 3.4 Authorization.

(a) All corporate/company action on the part of each of the each of the Asset Sellers and each of the Companies necessary for the authorization, execution, delivery and performance of this Agreement by each of the Asset Sellers and each of the Companies has been taken or will be taken prior to the Closing. Each of the Asset Sellers and each of the Companies have the requisite corporate/company power and authority to execute, deliver and perform this Agreement. This Agreement, when duly executed and delivered in accordance with its terms, will constitute a valid and binding obligation of each of the Asset Sellers and each of the Companies, enforceable against each in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, and other similar laws of general application relating to or affecting creditors’ rights and to general equitable principles.

(b) Foster represents that he is a person of full age of majority, with full power, capacity, and authority to enter into this Agreement and perform the obligations contemplated hereby by and for himself and his spouse. All action on the part of Foster necessary for the authorization, execution, delivery and performance of this Agreement by him has been taken, or will be taken by him prior to the Closing Date. This Agreement, when duly executed and delivered in accordance with its terms, will constitute legal, valid and binding obligations of Foster enforceable against him in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization and other similar laws of general application affecting creditors’ rights generally or by general equitable principles.

Section 3.5 No Breaches or Defaults. The execution, delivery, and performance of this Agreement by each of the Asset Sellers and each of the Companies does not: (i) conflict with, violate, or constitute a breach of or a default under any other outstanding agreements or the charter or bylaws of any of the Asset Sellers or Companies, (ii) result in the creation or imposition of any lien, claim, or encumbrance of any kind upon any of the Purchased Assets or any of the Membership Interests or Common Stock, or (iii) require any authorization, consent, approval, exemption, or other action by or filing with any third party or Governmental Authority under any provision of: (a) any applicable Legal Requirement, or (b) any credit or loan agreement, promissory note, or any other agreement or instrument to which Foster or any of the Asset Sellers or Companies is a party or by which any of the Purchased Assets or any of the Membership Interests or Common Stock may be bound or affected. For purposes of this Agreement, "Governmental Authority" means any foreign governmental authority, the United States of America, any state of the United States, and any political subdivision of any of the foregoing, and any agency, department, commission, board, bureau, court, or similar entity, having jurisdiction over the parties hereto or their respective assets or properties. For purposes of this Agreement, "Legal Requirement" means any law, statute, injunction, decree, order or judgment (or interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority.

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Section 3.6 Consents. No permit, consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or any other person or entity is required on the part of Foster or any of the Asset Sellers or Companies in connection with the execution and delivery by Foster or any of the Asset Sellers or Companies of this Agreement or the consummation and performance of the transactions contemplated hereby.

Section 3.7 Pending Claims. Except as set forth in Exhibit 3.7, there is no claim, suit, arbitration, investigation, action, litigation or other proceeding, whether judicial, administrative or otherwise, now pending or, to Foster’s or any of the Asset Sellers’ or Companies’ knowledge, contemplated or threatened against Foster or any of the Asset Sellers or Companies before any court, arbitration, administrative or regulatory body or any governmental agency which may result in any judgment, order, award, decree, liability or other determination which will or could reasonably be expected to have any material effect upon Foster or any of the Asset Sellers or Companies or the transfer by Foster to JAI of the Membership Interests and Common Stock or the transfer by the Asset Sellers to the Asset Purchasers of the Purchased Assets, under this Agreement, nor is there any basis known to Foster or any of the Asset Sellers or Companies for any such action. No litigation is pending, or, to Foster’s or any of the Asset Sellers’ or Companies’ knowledge, threatened against Foster or any of the Asset Sellers or Companies, or their assets or properties which seeks to restrain or enjoin the execution and delivery of this Agreement or any of the documents referred to herein or the consummation of any of the transactions contemplated thereby or hereby. Neither Foster nor any of the Asset Sellers or Companies is subject to any judicial injunction or mandate or any quasi-judicial or administrative order or restriction directed to or against them or which would affect any of the Asset Sellers or Companies or any of the Purchased Assets or any of the Common Stock or Membership Interests to be transferred under this Agreement, except for litigation involving the Texas Patron Tax.

Section 3.8 Taxes. Each of the Asset Sellers and each of the Companies has timely and accurately prepared and filed all federal, state, foreign and local tax returns and reports required to be filed prior to such dates and have timely paid all taxes shown on such returns as owed for the periods of such returns, including all sales taxes and withholding or other payroll related taxes shown on such returns. None of the Asset Sellers and none of the Companies is delinquent in the payment of any tax or governmental charge of any nature. Foster has no knowledge of any liability for any tax to be imposed by any taxing authorities as of the date of this Agreement and as of the Closing that is not adequately provided for. No assessments or notices of deficiency or other communications have been received by Foster or any of the Asset Sellers or the Companies with respect to any tax return which has not been paid, discharged or fully reserved against and no amendments or applications for refund have been filed or are planned with respect to any such return. None of the federal, state, foreign and local tax returns of any of the Asset Sellers or the Companies has been audited by any taxing authority. Foster has no knowledge of any additional assessments, adjustments or contingent tax liability (whether federal or state) of any nature whatsoever, whether pending or threatened against any of the Companies for any period, nor of any basis for any such assessment, adjustment or contingency. There are no agreements between any of the Asset Sellers or the Companies and any taxing authority, including, without limitation, the Internal Revenue Service, waiving or extending any statute of limitations with respect to any tax return, except for the Texas Patron Tax.

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Section 3.9 Financial Statements. Foster and each of the Asset Sellers and each of the Companies, respectively, has or will deliver to JAI the unaudited balance sheets of each of the Asset Sellers and each of the Companies as of June 30, 2012, together with the related unaudited statements of income, for the periods then ended (collectively referred to as the “Financial Statements”). Such Financial Statements, including the related notes, are in accordance with the books and records of each of the Asset Sellers and each of the Companies and fairly represent the financial position of each of the Asset Sellers and each of the Companies and the results of operations and changes in financial position of each of the Asset Sellers and each of the Companies as of the dates and for the periods indicated, in each case in conformity with generally accepted accounting principles applied on a consistent basis. Except as, and to the extent reflected or reserved against in the Financial Statements, each of the Asset Sellers and each of the Companies, as of the date of the Financial Statements, has no material liability or obligation of any nature, whether absolute, accrued, continued or otherwise, not fully reflected or reserved against in the Financial Statements.

Section 3.10 No Material Adverse Change. Since the dates of the Financial Statements, each of the Asset Sellers and each of the Companies has conducted its business in the ordinary course, consistent with past practice, and there has been no (i) change that has had or would reasonably be expected to have a material adverse effect upon the assets, properties or business or the financial condition or other operations of any of the Asset Sellers or Companies; (ii) acquisition or disposition of any material asset by any of the Asset Sellers or any of the Companies or any contract or arrangement therefore, otherwise then for fair value in the ordinary course of business; (iii) material change in any of the Asset Sellers’ or any of the Companies’ accounting principles, practices or methods; (iv) incurrence of any indebtedness or lending of money to any person or entity involving more than $5,000; (v) acceleration, termination, modification or cancellation or any agreement, contract, lease or license (or series of related agreements, contracts, leases or licenses) involving more than $5,000, either individually or in the aggregate to which any of the Asset Sellers or any of the Companies is a party; or (vi) delay or postponement in the payment of any accounts payable or other liabilities.

Section 3.11 Labor Matters. None of the Asset Sellers and none of the Companies is a party or otherwise subject to any collective bargaining agreement with any labor union or association. There are no discussions, negotiations, demands or proposals that are pending or have been conducted or made with or by any labor union or association, and there are not pending or threatened against any of the Asset Sellers or Companies any labor disputes, strikes or work stoppages. To the best of Foster’s and each of the Asset Sellers’ and each of the Companies’ knowledge, each of the Asset Sellers and each of the Companies is in compliance with all federal and state laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and, to their knowledge, is not engaged in any unfair labor practices. Neither Foster nor any of the Asset Sellers or Companies is aware of any claim of alleged misclassification of entertainers as independent contractors by any individual or government agency. None of the Asset Sellers or Companies is a party to any written or oral contract, agreement or understanding for the employment of any officer, director or employee of any of the Asset Sellers or Companies.

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Section 3.12 Compliance with Laws. Each of the Asset Sellers and each of the Companies is, and at all times prior to the date hereof has been in compliance with all statutes, orders, rules, ordinances and regulations applicable to it or to the ownership of its assets or the operation of its businesses, except for failures to be in compliance that would not have a material adverse effect on the business, properties, condition (financial or otherwise) or prospects of such company. Neither Foster nor any of the Asset Sellers or Companies has any basis to expect, nor has is received, any order or notice of any such violation or claim of violation of any such statute, order, rule, ordinance or regulation by such company. Exhibit 3.12 sets forth all licenses and permits held by each of the Asset Sellers and each of the Companies used in the operation of its businesses, all of which are in good standing and in effect as of the Closing Date. These licenses and permits represent all of the licenses and permits required by each of the Asset Sellers and each of the Companies for the operation of its business.

Section 3.13 No Conflicts. The execution and delivery of this Agreement by the Asset Sellers and each of the Companies does not, and the performance and consummation of the transactions contemplated hereby by the Asset Sellers and the Companies, will not (i) conflict with the Articles of Incorporation or Organization or Regulations of the Asset Sellers or the Companies, as appropriate; (ii) conflict with or result in a breach or violation of, or default under, or give rise to any right of acceleration or termination of, any of the terms, conditions or provisions of any note, bond, lease, license, agreement or other instrument or obligation to which the Asset Sellers or the Companies is a party or by which the Asset Sellers or the Companies assets or properties are bound; or (iii) result in the creation of any encumbrance on any of the assets or properties of the Asset Sellers or the Companies.

Section 3.14 Title to Properties; Encumbrances. Each of the Asset Sellers has good and marketable title to all of the Purchased Assets set forth in Section 1.1 herein, and each of the Companies has good and marketable title to all of its properties and assets, real and personal, tangible and intangible, that are material to the condition (financial or otherwise), business, operations or prospects of such company, free and clear of all mortgages, claims, liens, security interests, charges, leases, encumbrances and other restrictions of any kind and nature, except (i) as disclosed in the Financial Statements of the Asset Sellers and Companies, (ii) statutory liens not yet delinquent, and (iii) such liens consisting of zoning or planning restrictions, imperfections of title, easements and encumbrances, if any, as do not materially detract from the value or materially interfere with the present use of the property or assets subject thereto or affected thereby. At the time of Closing, the assets of each of the Companies will include, but will not be limited to, the assets set forth in each of the Companies’ 2011 corporate income tax return, along with all equipment and fixtures located on the premises of the Adult Cabaret of that Asset Seller or Company as of the Closing Date.

Section 3.15 No Liabilities. As of the Closing Date, each of the Asset Sellers and each of the Companies does not and will not have any obligation or liability (contingent or otherwise) or unpaid bill to any third party except as expressly set forth herein in Exhibit 3.15 and Article VIII.

Section 3.16 Contracts and Leases. Except as disclosed on Exhibit 3.16, each of the Asset Sellers and each of the Companies does not (i) have any leases of personal property relating to the assets of such company, whether as lessor or lessee and (ii) have any contractual or other obligations relating to the assets of such company, whether written or oral. None of any of the Asset Sellers or Companies has given any power of attorney to any person or organization for any purpose relating to the business or assets of such company. Each of the Asset Sellers and each of the Companies shall provide to JAI prior to Closing each and every contract, lease or other document relating to its assets to which it is subject or is a party or a beneficiary. To Foster’s, the Asset Sellers’ and the Companies’ knowledge, such contracts, leases or other documents are valid and in full force and effect according to their terms and constitute legal, valid and binding obligations of such company and the other respective parties thereto and are enforceable in accordance with their terms. Foster, the Asset Sellers and the Companies have no knowledge of any default or breach under such contracts, leases or other documents or of any pending or threatened claims under any such contracts, leases or other documents. Neither the execution of this Agreement, nor the consummation of all or any of the transactions contemplated under this Agreement, will constitute a breach or default under any such contracts, leases or other documents which would have a material adverse effect on the financial condition of any of the Asset Sellers or any of the Companies or the operation of any of the Adult Cabarets after Closing.

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Section 3.17 No Pending Transactions. Except for the transactions contemplated by this Agreement and the Related Transactions contemplated in Section 2.3 herein, neither Foster nor any of the Asset Sellers or Companies is a party to or bound by or the subject of any agreement, undertaking, commitment or discussions or negotiations with any person that could result in: (i) the sale, merger, consolidation or recapitalization of any of the Asset Sellers or Companies; (ii) the sale of any of the assets of any of the Asset Sellers or Companies; (iii) the sale of any outstanding capital stock or other securities of any of the Asset Sellers or any of the Companies; (iv) the acquisition by any of the Asset Sellers or Companies of any operating business or the capital stock of any other person or entity; (v) the borrowing of money; (vi) any agreement with any of the respective officers, managers or affiliates of any of the Asset Sellers or Companies; or (vii) the expenditure of more than $5,000, in the aggregate, or the performance by any of the Asset Sellers or Companies extending for a period more than one year from the date hereof, other than in the ordinary course of business.

Section 3.18 Material Agreements; Action. Except for the transactions contemplated by this Agreement and the Related Transactions contemplated in Section 2.3 herein, there are no material contracts, agreements, commitments, understandings or proposed transactions, whether written or oral, to which Foster or any of the Asset Sellers or Companies is a party or by which he or it is bound that involve or relate to (i) any of the respective officers, directors or stockholders of any of the Asset Sellers or Companies or (ii) covenants of Foster or any of the Asset Sellers or Companies not to compete in any line of business or with any person in any geographical area or covenants of any other person not to compete with any of the Asset Sellers or Companies in any line of business or in any geographical area.

Section 3.19 Insurance Policies. Copies of all insurance policies maintained by each of the Asset Sellers and each of the Companies will be delivered to JAI prior to Closing. The policies of insurance held by any of the Asset Sellers or Companies are in such amounts, and insure against such losses and risks, as each of the Asset Sellers and each of the Companies reasonably deems appropriate for its property and business operations. All such insurance policies are in full force and effect, and all premiums due thereon have been paid. Valid policies for such insurance will be outstanding and duly in force at all times prior to the Closing.

Section 3.20 No Default. Neither Foster nor any of the Asset Sellers or Companies is in default under any term or condition of any instrument evidencing, creating or securing any indebtedness of any of the Asset Sellers or Companies, and there has been no default in any material obligation to be performed by Foster or any of the Asset Sellers or Companies under any other contract, lease, agreement, commitment or undertaking to which any of the Asset Sellers or Companies is a party or by which it or its assets or properties are bound, nor has Foster or any of the Asset Sellers or Companies waived any material right under any such contract, lease, agreement, commitment or undertaking.

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Section 3.21 Books and Records. The books of account, minute books, stock record books and other records of each of the Asset Sellers and each of the Companies, all of which will be made available to the JAI prior to Closing, are and will be accurate and complete and have been maintained in accordance with sound business practices. Upon Closing, all books and records of the Companies will be in the possession of JAI.

Section 3.22 Banks and Brokerage Accounts. Exhibit 3.22 sets forth (a) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which any of the Companies has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship, and (b) a true and complete list and description of each such account, box and relationship, indicating in each case the account number and the names of the respective officers, employees, agents or other similar representatives having signatory power with respect thereto.

Section 3.23 Environmental. To the best of Foster’s, the Asset Sellers’ and the Companies’ knowledge, the none of the premises where the Adult Cabarets are located is in violation of any state, local or federal statutes, laws, regulations, ordinances or rules pertaining to health or the environment requirements affecting such premises. Neither Foster nor any of the Asset Sellers or Companies has received any citation, directive, letter or other communication, written or oral, or any notice of any proceeding, claim or lawsuit relating to any environmental issue arising out of the ownership or occupation of the premises of the any of the Adult Cabarets, and there is no basis known to Foster, or any of the Asset Sellers or Companies for any such action.

Section 3.24 Notices. Neither Foster nor any of the Asset Sellers or Companies or any representative of such have received any written notice (i) from any insurance companies, governmental agencies or from any other parties of any condition, defects or inadequacies with respect to the premises of the any of the Adult Cabarets, which, if not corrected, would result in termination of insurance coverage or increase its cost, (ii) from any governmental agencies or any other third parties with respect to any violations of any building codes and/or zoning ordinances or any other governmental laws, regulations or orders affecting such premises, including, without limitation, the Americans With Disabilities Act, (iii) of any pending or threatened condemnation proceedings with respect to such premises, or (iv) of any proceedings which could or would cause the change, redefinition or other modification of the zoning classification of such premises.

Section 3.25 Proceedings Relating to the Adult Cabaret Premises. Except as set forth in Exhibit 3.25, there is no pending, or to the best knowledge of Foster or any of the Asset Sellers or Companies or any representative of Foster or any of the Asset Sellers or Companies, contemplated or threatened judicial, municipal or administrative proceedings with respect to, or in any manner affecting the premises of any of the Adult Cabarets or any portion thereof, including, without limitation, proceedings for or involving tenant evictions, collections, condemnations, eminent domain, alleged building code or zoning violations, personal injuries or property damage alleged to have occurred on such premises or by reason of the use and operation of the premises, or written notice of any attachments, executions, assignments for the benefit of creditors, receiverships, conservatorships or voluntary or involuntary proceedings in bankruptcy or pursuant to any other debtor relief laws pending or threatened against Foster or any of the Asset Sellers or Companies or the premises of any of the Adult Cabarets itself, or the taking of such premises for public needs.

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Section 3.26 Public Improvements. Neither Foster nor any of the Asset Sellers or Companies, nor any representative of Foster or any of the Asset Sellers or Companies has knowledge of any existing or proposed public improvements which involve or which may result in any charge being levied or assessed against the premises of any of the Asset Sellers or Companies or which will or could result in the creation of any lien upon the premises of any of the Asset Sellers or Companies or any part thereof.

Section 3.27 Certificates. To the best knowledge of Foster and each of the Asset Sellers and each of the Companies, and any representative of any such parties, all certificates of occupancy, licenses, permits, authorizations and approvals required by law or by any governmental authority having jurisdiction over the premises of any of the Asset Sellers or Companies have been obtained and are in full force and effect, including any licenses or permits required for the operation and conduct of a sexually oriented business on the premises and the sale of liquor at JGC Phoenix, LLC and Willie’s.

Section 3.28 Material Defect. To the best knowledge of Foster and each of the Asset Sellers and each of the Companies, and any representative of such parties, there are no material defects to the premises of the any of the Asset Sellers or Companies which have not been disclosed in writing to JAI.

Section 3.29 Flooding. To the best knowledge of Foster, each of the Asset Sellers and each of the Companies, and any representative of such parties, no flooding has occurred on the premises of any of the Asset Sellers or Companies.

Section 3.30 Necessary Permits and Licenses. Except for any sexually oriented business licenses or necessary liquor licenses for Willie’s and JGC Phoenix, LLC, there are no other specialized licenses or permits required to allow JAI and/or the Asset Purchasers to operate, conduct and manage their business in a manner identical to the operation, conduct and management presently conducted on the premises of each of the Adult Cabarets.

Section 3.31 Disclosure. No representation or warranty of Foster or any of the Asset Seller or Companies contained in this Agreement (including the exhibits hereto) contains any untrue statement or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

Section 3.32 Employee Benefit Plans. None of the Asset Sellers or Companies is a party to any employee-benefit plan.

Section 3.33 Brokerage Commission. No broker or finder has acted on behalf of Foster or any of the Asset Sellers or Companies in connection with this Agreement or the transactions contemplated hereby and no person is entitled to any brokerage or finder’s fee or compensation in respect thereto based in any way on agreements, arrangements or understandings made by or on behalf of Foster or any of the Asset Sellers or Companies.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF JAI

JAI hereby make the following representations and warranties to Foster, the Asset Sellers and the Companies, which representations and warranties shall be true and correct on the date hereof and on and as of the Closing Date

Section 4.1 Organization, Good Standing and Qualification. JAI (i) is an entity duly organized, validly existing and in good standing under the laws of the state of Texas, (ii) has all requisite power and authority to carry on its business, and (iii) is duly qualified to transact business and is in good standing in all jurisdictions where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to do so would not have a material adverse effect to JAI or the Asset Purchasers.

Section 4.2 Authorization. All corporate action on the part of JAI necessary for the authorization, execution, delivery and performance of this Agreement by it has been taken or will be taken prior to Closing. JAI has the requisite corporate power and authority to execute, deliver and perform this Agreement. This Agreement, when duly executed and delivered in accordance with its terms, will constitute legal, valid, and binding obligations of JAI enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, and other similar laws affecting creditors' rights generally or by general equitable principles.

Section 4.3 Organization of Subsidiaries.

(a) Immediately prior to the Closing Date, JAI will organize and form, as wholly owned subsidiaries, the Asset Purchasers as set forth in Exhibit A and will take all necessary steps and actions to ensure that each of the Asset Purchasers have taken all necessary corporate action to perform the obligations pursuant to this Agreement; and

(b) At Closing, each of the Asset Purchasers will be (i) a Texas corporation duly organized, validly existing and in good standing under the laws of the state of Texas, (ii) will have all requisite power and authority to carry on its business, and (iii) will be duly qualified to transact business and will be in good standing in all jurisdictions where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to do so would not have a material adverse effect to JAI or the Asset Purchasers.

Section 4.4 No Breaches or Defaults. The execution, delivery, and performance of this Agreement by JAI does not: (i) conflict with, violate, or constitute a breach of or a default under or (ii) require any authorization, consent, approval, exemption, or other action by or filing with any third party or Governmental Authority under any provision of: (a) any applicable Legal Requirement, or (b) any credit or loan agreement, promissory note, or any other agreement or instrument to which JAI is a party.

Section 4.5 Consents. No permit, consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or any other person or entity is required on the part of either of JAI in connection with the execution and delivery of this Agreement or the consummation and performance of the transactions contemplated hereby other than as required under the federal securities laws.

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Section 4.6 Disclosure. No representation or warranty of JAI contained in this Agreement (including the exhibits hereto) contains any untrue statement or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

Section 4.7 Brokerage Commission. No broker or finder has acted on behalf of JAI in connection with this Agreement or the transactions contemplated hereby.

ARTICLE V

COVENANTS OF FOSTER

THE ASSET SELLERS AND THE COMPANIES

Section 5.1 Stand Still. To induce JAI to proceed with this Agreement, Foster and each of the Companies and Asset Sellers agree that until the Closing Date or the termination of this Agreement, neither Foster or any representative of any of the Companies, Asset Sellers or Foster will offer to sell or solicit any offer to purchase or engage in any discussions or activities of any nature whatsoever, directly or indirectly, involving in any manner the actual or potential sale, transfer, encumbrance, pledge, collateralization or hypothecation of any ownership interest in or assets of any of the Companies or Asset Sellers. Foster and each of the Companies and the Asset Sellers hereby agree to advise JAI of any contact from any third party regarding the acquisition or other investment in any of the Companies or Asset Sellers, or of any contact which would relate to the transactions contemplated by this Agreement.

Section 5.2 Access; Due Diligence. Between the date of this Agreement and the Closing Date (the “Due Diligence Period”), Foster shall cause each of the Companies and the Asset Sellers to (a) provide JAI and their authorized representatives reasonable access to all its clubs, offices, warehouse and other facilities and properties, and to its books and records; (b) permit JAI to make inspections thereof; and (c) cause its officers and advisors to furnish JAI with such financial and operating data and other information with respect to its business and properties and to discuss with JAI and their authorized representatives its affairs as JAI may from time to time reasonably request.

Section 5.3 Conduct of Business. From the date of the execution hereof until the Closing Date, each of the Companies and Asset Sellers shall operate itself and the Adult Cabarets in the ordinary course consistent with past practices, and:

(a)	None of the Companies or Asset Sellers will authorize, declare, pay or effect any dividends or liquidate or distribute any common stock or other equity interest or undertake any direct or indirect redemption, purchase or other acquisition of any equity interest;

(b)	None of the Companies or Asset Sellers will make any changes in its condition (financial or otherwise), liabilities, assets, or business or in any of its business relationships, including relationships with suppliers or customers, that, when considered individually or in the aggregate, might reasonably be expected to have a material adverse effect on it;

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(c)	None of the Companies or Asset Sellers will increase the salary or other compensation payable or to become payable by it to any employee, or the declaration, payment, or commitment or obligation of any kind for the payment by it of a bonus or other additional salary or compensation to any such person except in the normal course of business, consistent with its past practices;

(d)	None of the Companies or Asset Sellers will sell, lease, transfer or assign any of their assets, tangible or intangible, other than inventory for a fair consideration, in the ordinary course of business;

(e)	None of the Companies or Asset Sellers will accelerate, terminate, modify or cancel any agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses) involving more than $5,000, either individually or in the aggregate, to which it is a party, absent the consent of JAI;

(f)	None of the Companies or Asset Sellers will make any loans to any person or entity, or guarantee any loan, absent the consent of JAI;

(g)	None of the Companies or Asset Sellers will waive or release any right or claim held by it, absent the consent of JAI;

(h)	Each of the Companies and the Asset Sellers will operate its business in the ordinary course and consistent with past practices so as to preserve its business organization intact, to retain the services of their employees and to preserve their goodwill and relationships with suppliers, creditors, customers, and others having business relationships with them;

(i)	None of the Companies or Asset Sellers will issue any note, bond or other debt security or create, incur or assume, or guarantee any indebtedness for borrowed money or capitalized lease obligations;

(j)	None of the Companies or Asset Sellers will delay or postpone the payment of accounts payable and other liabilities outside the ordinary course of business;

(k)	None of the Companies or Asset Sellers will make any loan to, enter into an employment agreement with, or enter into any other transaction with, any of its directors, officers, and employees;

(l)	None of the Companies or Asset Sellers will make any change in any method, practice, or principle of accounting involving its business or assets;

(m)	None of the Companies or Asset Sellers will issue, sell or otherwise dispose of any of its capital stock or create, sell or dispose of any options, rights, conversion rights or other agreements or commitments of any kind relating to the issuance, sale or disposition of any of its equity interests;

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(n)	None of the Companies or Asset Sellers will reclassify, split up or otherwise change any of its common stock or capital structure;

(o)	None of the Companies or Asset Sellers will be a party to any merger, consolidation or other business combination; and

(p)	Each of the Companies and Asset Sellers shall perform in all material respects all of its obligations under material contracts, leases and other documents relating to or affecting any of its assets, property or its business or the business of the Adult Cabarets.

ARTICLE VI

CONDITIONS TO CLOSING OF

FOSTER, THE ASSET SELLERS AND THE COMPANIES

Each obligation of Foster and each of the Asset Sellers and Companies to be performed on the Closing Date shall be subject to the satisfaction of each of the conditions stated in this Article VI, except to the extent that such satisfaction is waived by Foster, the Asset Sellers and the Companies in writing:

Section 6.1 Representations and Warranties Correct. The representations and warranties made by JAI contained in this Agreement will be true and correct as of the Closing Date.

Section 6.2 Covenants. All covenants, agreements and conditions contained in this Agreement to be performed by JAI or the Asset Purchasers on or prior to the Closing Date will have been performed or complied with in all respects.

Section 6.3 Delivery of Certificate. JAI shall provide to Foster, the Asset Sellers and the Companies certificates, dated the Closing Date and signed by the President of JAI, to the effect set forth in Section 6.1 and 6.2 for the purpose of verifying the accuracy of such representations and warranties and the performance and satisfaction of such covenants and conditions.

Section 6.4 Payment of Purchase Price. JAI and the Asset Purchasers shall have tendered the Purchase Price as referenced in Section 1.9 to Foster and the Asset Sellers concurrently with the Closing.

Section 6.5 Related Transactions. The Related Transactions set forth in Section 2.3 will be consummated concurrently with the Closing.

Section 6.6 Corporate Resolutions. JAI and each of the Asset Purchasers shall provide corporate resolutions of the Board of Directors of each which approve the transactions contemplated herein and authorize the execution, delivery and performance of this Agreement and the documents referred to herein to which it is or is to be a party dated as of the Closing Date.

Section 6.7 Absence of Proceedings. No action, suit or proceeding by or before any court or any governmental or regulatory authority shall have been commenced and no investigation by any governmental or regulatory authority shall have been commenced seeking to restrain, prevent or challenge the transactions contemplated hereby or seeking judgments against JAI or any Asset Purchaser.

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ARTICLE VII

CONDITIONS TO CLOSING OF

JAI

Each obligation of JAI to be performed on the Closing Date will be subject to the satisfaction of each of the conditions stated in this Article VII, except to the extent that such satisfaction is waived by JAI in writing.

Section 7.1 Representations and Warranties Correct. The representations and warranties made by Foster and each of the Asset Sellers and Companies shall be true and correct as of the Closing Date.

Section 7.2 Covenants. All covenants, agreements and conditions contained in this Agreement to be performed by Foster and each of the Asset Sellers and Companies on or prior to the Closing Date will have been performed or complied with in all respects.

Section 7.3 Delivery of Certificate. Foster and each of the Asset Sellers and Companies will each provide to JAI certificates, dated the Closing Date and signed by Foster and by the President of each of the Asset Sellers and Companies to the effect set forth in Section 7.1 and 7.2 for the purpose of verifying the accuracy of such representations and warranties and the performance and satisfaction of such covenants and conditions.

Section 7.4 Delivery of Certificates. Foster shall have delivered certificates evidencing the Common Stock and Membership Interests of the Companies duly endorsed to JAI or accompanied by duly executed stock powers in form and substance satisfactory to JAI.

Section 7.5 Corporate Resolutions. Each of the Asset Purchasers and Companies shall provide to JAI a corporate or membership resolution of the Managers, Members or Board of Directors of each of the Asset Sellers or Companies, respectively, which approve all of the transactions contemplated herein and authorizes the execution, delivery and performance of this Agreement and the documents referred to herein to which it is or is to be a party dated as of the Closing Date.

Section 7.6 Consents; Status of Permits and Licenses. JAI and/or the Asset Purchasers shall have obtained all required approvals and authorizations to conduct their business as is presently being conducted on the premises of each Adult Cabaret, including, but not limited to any and all necessary sexually oriented business licenses or liquor licenses.

Section 7.7 Related Transactions. The Related Transactions set forth in Section 2.3 will be consummated concurrently with the Closing.

Section 7.8 Ability to Audit. The financial records of each of the Asset Sellers and Companies will be maintained and exist in such a manner as to allow for a certified audit as determined by JAI.

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Section 7.9 Satisfactory Diligence. Within the Due Diligence Period, JAI will have concluded its due diligence investigation of the Asset Sellers and Companies and the businesses of Adult Cabarets and the Asset Sellers’ and Companies’ respective assets and properties and all other matters related to the foregoing, and will be satisfied, in their sole discretion, with the results thereof.

Section 7.10 Resignations. All of the officers, directors and managers of each of the Companies shall have provided to JAI their written resignations.

Section 7.11 Termination of Existing Leases. Any and all existing lease agreements for the premises of all the Adult Cabarets will have been terminated and new leases entered into.

Section 7.12 No Liabilities Outstanding. None of the Companies will have any obligations or liabilities (contingent or otherwise) or unpaid bill to any third party as of the Closing Date.

Section 7.13 No Assumption of Liabilities. Neither JAI nor any of the Asset Purchasers will assume any liabilities of any of the Asset Sellers or the businesses of any of the Asset Sellers’ Adult Cabarets as of the date of Closing.

Section 7.14 Absence of Proceedings. No action, suit or proceeding by or before any court or any governmental or regulatory authority will have been commenced and no investigation by any governmental or regulatory authority will have been commenced seeking to restrain, prevent or challenge the transactions contemplated hereby or seeking judgments against any of the Asset Sellers or Companies or any of their assets.

ARTICLE VIII

TAX COVENANTS; CLOSING ADJUSTMENTS

Section 8.1 Tax Covenants.

(a) Foster and the Asset Sellers, jointly and severally, shall be responsible for, and shall pay or cause to be paid, and shall indemnify and hold JAI and the Asset Purchasers harmless from and against any and all federal, state and local income and property (real and personal) taxes, including penalties and interest, if any, thereon, and for any taxes or obligations or liabilities that may be due pursuant to the Texas Patron Tax, which Texas Patron Tax was implemented by the Texas legislature, or any obligations or liabilities pursuant to any amendments or legislation passed in connection therewith relating to the obligation of any of the Asset Sellers or the Companies to make payment of the Texas Patron Tax that may be imposed on or assessed against any of the Companies and/or Asset Purchasers or JAI on account of taxes created or imposed upon any of the Companies or Asset Sellers or their assets for any period of time prior to the Closing Date, including all taxes due on income received by any of the Asset Sellers or the Companies prior to the Closing Date and real property taxes due under any lease agreement for the Real Estate Sellers (individually, a “Tax” and collectively, “Taxes”). Foster and the Asset Sellers shall also pay or cause to be paid and shall indemnify and hold harmless each of JAI, the Companies and Asset Purchasers against all losses, damages and reasonable third party costs and expenses (including reasonable attorney, accountant and expert witness fees and disbursements) (“Related Costs”) incurred in connection with the Taxes for which Foster and the Asset Sellers indemnify each of JAI, the Companies and Asset Purchasers pursuant to this Section 8.1 (a) (or any asserted deficiency, claim demand or assessment, including the defense or settlement thereof) or the enforcement of this Section 8.1(a). Any payment required to be made pursuant to this Section 8.1(a) shall be made within 30 days of written notice from JAI.

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(b) JAI and the Asset Purchasers, jointly and severally, shall be responsible for, and shall pay or cause to be paid, and shall indemnify and hold Foster and the Asset Sellers harmless from and against, any and all Taxes that may be imposed on or assessed against Foster or the Asset Sellers on account of Taxes created and/or imposed on any of the Companies or the Asset Purchasers or their assets for any period of time following the Closing Date, which arose from any activities undertaken by JAI, the Companies or the Asset Purchasers which occurred subsequent to the Closing Date, including all taxes due on income received by any of the Companies or the Asset Purchasers beginning after the Closing Date. JAI and the Asset Purchasers shall also pay or cause to be paid and shall indemnify and hold harmless Foster and the Asset Sellers from and against all Related Costs of Foster or the Asset Sellers incurred in connection with the Taxes for which JAI and the Asset Purchasers indemnify Foster and the Asset Sellers pursuant to this Section 8.1(b) (or any asserted deficiency, claim, demand or assessment, including the defense or settlement thereof) or the enforcement of this Section 8.1(b). Any payment required to be made pursuant to this Section 8.1(b) shall be made within 30 days of written notice from Foster.

(c) For purposes of this Article VIII, Taxes for the period up to and including the Closing Date shall be determined on the basis of an interim closing of the books as of the Closing Date; provided, however, that in the case of any Tax not based on income or receipts, such Taxes shall be equal to the amount of such Tax for the taxable year multiplied by a fraction, the numerator of which shall be the number of days from the beginning of the taxable year through the day prior to the Closing Date, and the denominator of which shall be the number of days in the taxable year.

(d) JAI shall be responsible for filing or causing to be filed all tax returns required to be filed by or on behalf of the Companies after the Closing Date (other than tax returns for periods ending on or before the Closing Date but not due until after the Closing Date).

(e) The Parties shall cooperate fully with each other and make available to each other in a timely fashion such Tax data and other information and personnel as may be reasonably required for the payment of any estimated Taxes and the preparation of any tax returns required to be prepared hereunder. The Parties shall make available to each other, as reasonably requested, all information, records or documents in their possession relating to Tax liabilities of any of the Companies or the Asset Sellers for all taxable periods thereof ending on, before or including the Closing Date and shall preserve all such information, records and documents until the expiration of any applicable Tax statute of limitations or extensions thereof; provided, however, that if a proceeding has been instituted for which the information, records or documents are required prior to the expiration of the applicable statute of limitations, then such information, records or documents shall be retained until there is a final determination with respect to such proceeding.

(f) The Parties shall promptly notify each other in writing upon receipt by a Party, as the case may be, of any notice of any tax audits of or assessments against any of the Companies or Asset Sellers for taxable periods ending on or before the Closing Date. The failure of one party promptly to notify the other party of any such audit or assessment shall not forfeit the right to indemnity except to the extent that a party is materially prejudiced as a result. JAI shall have the right to represent any of the Companies’ interests in any tax proceeding relating to such tax audits or assessments and to employ counsel of its choice at its expense provided, however, that Foster may, at his own cost and expense, participate in such proceedings relating to such tax audits or assessments. The Parties each agree to cooperate fully with the other and its or their respective counsel in the defense against or compromise of any claim in any tax proceeding.

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(g) Notwithstanding anything to the contrary contained elsewhere in this Agreement, all obligations under this Article VIII will survive the Closing hereunder and continue until 30 days following the expiration of the statute of limitations on assessment of the relevant Tax.

Section 8.2 Closing Adjustments. Foster and JAI agree that there will be an adjustment made within ninety (90) days of the Closing Date to adjust for any liabilities that are found to exist of any of the Companies or, as such liabilities may relate to the Purchased Assets or the business of the Asset Sellers, so that Foster and the Asset Sellers shall be responsible and liable to JAI and the Asset Purchasers for any such liabilities that exist as of the Closing Date, less any credit which Foster and the Asset Sellers would be entitled to for cash on hand, credit card receivables or pro rata portion of prepaid items.

ARTICLE IX

INDEMNIFICATION

Section 9.1 Indemnification from Foster and the Asset Sellers. Foster and each of the Asset Sellers, jointly and severally, agree to and shall indemnify, defend (with legal counsel reasonably acceptable to JAI), and hold JAI and each of the Asset Purchasers, its officers, directors, shareholders, employees, affiliates, parent, agents, legal counsel, successors and assigns (collectively, the “Purchaser Group”) harmless at all times after the date of this Agreement, from and against any and all actions, suits, claims, demands, debts, liabilities, obligations, losses, damages, costs, expenses, penalties or injury (including reasonable attorneys= fees and costs of any suit related thereto) suffered or incurred by any of the Purchaser Group arising from: (a) any misrepresentation by, or breach of any covenant or warranty of Foster or any of the Asset Sellers or Companies contained in this Agreement, or any exhibit, certificate, or other instrument furnished or to be furnished by Foster or any of the Asset Sellers or Companies hereunder; (b) any nonfulfillment of any agreement on the part of Foster or any of the Asset Sellers or Companies under this Agreement; (c) any liability or obligation due to any third party by any of the Asset Sellers or Companies incurred at or prior to the Closing Date, including but not limited to any liability pursuant to the Texas Patron Tax; (d) any suit, action, proceeding, claim or investigation against JAI or any of the Asset Purchasers which arises from or which is based upon or pertaining to Foster’s or any of the Asset Sellers’ or Companies’ conduct or the operation or liabilities of the business of any of the Asset Sellers or Companies prior to the Closing Date, including, but not limited to any claim of alleged misclassification of entertainers as independent contractors by any individual or governmental agency or any other claim alleging violations of any labor laws by any individual or government agency or (e) any suit, action, proceeding, claim or investigation against any of the Purchaser Group arising out of or resulting in any claims by any landlord that the any of the Asset Sellers or Companies failed to fulfill any of its obligations under any lease agreement at any time prior to the Closing Date of this Agreement.

Section 9.2 Indemnification from JAI. JAI agrees to and shall indemnify, defend (with legal counsel reasonably acceptable to Foster) and hold Foster and his affiliates, agents, legal counsel, successors and assigns and the Asset Sellers, its members, managers, officers, directors, shareholders, employees, affiliates, parent, agents, legal counsel, successors and assigns (collectively, the "Foster Group") harmless at all times after the date of the Agreement from and against any and all actions, suits, claims, demands, debts, liabilities, obligations, losses, damages, costs, expenses, penalties or injury (including reasonable attorneys’ fees and costs of any suit related thereto) suffered or incurred by any of Foster Group, arising from (a) any misrepresentation by, or breach of any covenant or warranty of JAI contained in this Agreement or any exhibit, certificate, or other agreement or instrument furnished or to be furnished by JAI hereunder; (b) any nonfulfillment of any agreement on the part of JAI under this Agreement; (c) any liability or obligation due to any third party by JAI or any of the Companies or the Asset Purchasers which arose from any activities undertaken by JAI, the Companies or the Asset Purchasers which occurred subsequent to the Closing Date, including any liability pursuant to the Texas Patron Tax; or (d) any suit, action, proceeding, claim or investigation against Foster or the Asset Sellers which arises from any activities undertaken by JAI, the Companies or the Asset Purchasers which occurred subsequent to the Closing Date.

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Section 9.3 Defense of Claims. If any lawsuit, enforcement action or any attempt to collect on an alleged liability is filed against any party entitled to the benefit of indemnity hereunder, written notice thereof shall be given to the indemnifying party within ten (10) business days after receipt of notice or other date by which action must be taken; provided that the failure of any indemnified party to give timely notice shall not affect rights to indemnification hereunder except to the extent that the indemnifying party demonstrates damage caused by such failure. After such notice, the indemnifying party shall be entitled, if it so elects, to take control of the defense and investigation of such lawsuit or action and to employ and engage attorneys of its own choice to handle and defend the same, at the indemnifying party's cost, risk and expense; and such indemnified party shall cooperate in all reasonable respects, at its cost, risk and expense, with the indemnifying party and such attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; provided, however, that the indemnified party may, at its own cost, participate in such investigation, trial and defense of such lawsuit or action and any appeal arising therefrom, but the fees and expenses of such counsel shall be at the expense of such indemnified party, except to the extent that (i) the employment thereof has been specifically authorized by the indemnifying party in writing, (ii) the indemnifying party has failed after a reasonable period of time to assume such defense and to employ counsel or (iii) in such action there is, in the reasonable opinion of such separate counsel, a material conflict of any material issue between the position of the indemnifying party and the position of such indemnified party, in which case the indemnifying party shall be responsible for the reasonable fees and expenses of no more than one such separate counsel. The indemnifying party shall not, without the prior written consent of the indemnified party, effect any settlement of any proceeding in respect of which any indemnified party is a party and indemnity has been sought hereunder unless such settlement of a claim, investigation, suit, or other proceeding only involves a remedy for the payment of money by the indemnifying party and includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

Section 9.4 Default of Indemnification Obligation. If an entity or individual having an indemnification, defense and hold harmless obligation, as above provided, shall fail to assume such obligation, then the party or entities or both, as the case may be, to whom such indemnification, defense and hold harmless obligation is due shall have the right, but not the obligation, to assume and maintain such defense (including reasonable counsel fees and costs of any suit related thereto) and to make any settlement or pay any judgment or verdict as the individual or entities deem necessary or appropriate in such individuals or entities absolute sole discretion and to charge the cost of any such settlement, payment, expense and costs, including reasonable attorneys= fees, to the entity or individual that had the obligation to provide such indemnification, defense and hold harmless obligation and same shall constitute an additional obligation of the entity or of the individual or both, as the case may be.

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Section 9.5 Right to Offset. In the event that JAI or any of the Asset Purchasers are entitled to indemnification in accordance with Article VIII or this Article IX, including the payment by JAI or any of the Companies or Asset Purchasers of any debts of liabilities resulting from the purchase of the Common Stock, the Membership Interests or the Purchased Assets which were incurred prior to the Closing Date, including any obligations or liabilities to pay the Texas Patron Tax, then JAI or the Asset Purchasers, or JHI, an affiliate of JAI and the Asset Purchasers, who has entered into certain Related Transactions contemporaneously with the Closing of the Acquisition, shall have the right to offset any such amount from any obligations that are then due and payable to either Foster, the Asset Sellers or the Real Estate Sellers. Prior to any offset provided for pursuant to this Section 9.5, JAI, JHI or any of the Asset Purchasers shall provide written notice to Foster and/or the Asset Sellers of any intended offset and provide them the opportunity to defend pursuant to Section 9.3 (if not already done). If neither Foster nor the Asset Sellers undertake the defense against such liability within ten days of written notice or fail to pay amounts due, then such liability amount will be offset as provided for pursuant to this Section 9.5. The offset shall be applied through a principal reduction of the Promissory Note.

Section 9.6 Survival of Representations and Warranties. The respective representations, warranties and indemnities given by the parties to each other pursuant to this Agreement shall survive the Closing for a period ending 48 months from the Closing Date (“Survival Date”). Notwithstanding anything to the contrary contained herein, no claim for indemnification may be made against the party required to indemnify (the “Indemnitor”) under this Agreement unless the party entitled to indemnification (the “Indemnitee”) shall have given the Indemnitor written notice of such claim as provided herein on or before the Survival Date. Any claim for which notice has been given prior to the expiration of the Survival Date shall not be barred hereunder.

ARTICLE X

MISCELLANEOUS

Section 10.1 Amendment; Waiver. Neither this Agreement nor any provision hereof may be amended, modified or supplemented unless in writing, executed by all the parties hereto. Except as otherwise expressly provided herein, no waiver with respect to this Agreement shall be enforceable unless in writing and signed by the party against whom enforcement is sought. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any party, and no course of dealing between or among any of the parties, shall constitute a waiver of, or shall preclude any other or further exercise of, any right, power or remedy.

Section 10.2 Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if in writing and delivered in person or sent by registered or certified mail (return receipt requested) or nationally recognized overnight delivery service, postage pre-paid, addressed as follows, or to such other address has such party may notify to the other parties in writing:

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(a)	If to Foster:	Bryan S. Foster
7000 Stinnet Drive
Plano, Texas 75024

	with a copy to:	Roger Albright
3301 Elm Street
Dallas, Texas 75226-2562

(b)	If to an Asset Seller	[Name of Asset Seller or Company]
	or Company:	Attn: Bryan S. Foster.
7000 Stinnet Drive
Plano, Texas 75024

	with a copy to:	Roger Albright
3301 Elm Street
Dallas, Texas 75226-2562

(c)	If to JAI:	Jaguars Acquisition, Inc.
Attn: Eric Langan, President
10959 Cutten Road
Houston, Texas 77066

	with a copy to:	Robert D. Axelrod
Axelrod, Smith & Kirshbaum
5300 Memorial Drive, Suite 700
Houston, Texas 77007

A notice or communication will be effective (i) if delivered in person or by overnight courier, on the business day it is delivered and (ii) if sent by registered or certified mail, three (3) business days after dispatch.

Section 10.3 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

Section 10.4 Assignment; Successors and Assigns. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors and permitted assigns of the parties hereto. No party hereto may assign its rights or delegate its obligations under this Agreement without the prior written consent of the other parties hereto, which consent will not be unreasonably withheld.

Section 10.5 Public Announcements. The parties hereto agree that prior to making any public announcement or statement with respect to the transactions contemplated by this Agreement, the party desiring to make such public announcement or statement shall consult with the other parties hereto and exercise their best efforts to agree upon the text of a public announcement or statement to be made by the party desiring to make such public announcement; provided, however, that if any party hereto is required by law to make such public announcement or statement, then such announcement or statement may be made without the approval of the other parties.

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Section 10.6 Entire Agreement. This Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof and thereof and supersede and cancel all prior representations, alleged warranties, statements, negotiations, undertakings, letters, acceptances, understandings, contracts and communications, whether verbal or written among the parties hereto and thereto or their respective agents with respect to or in connection with the subject matter hereof.

Section 10.7 Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to principles of conflict of laws. In any action between or among any of the parties, whether arising out of this Agreement or otherwise, each of the parties irrevocably consents to the exclusive jurisdiction and venue of the federal and state courts located in Harris County, Texas.

Section 10.8 Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

Section 10.9 Costs and Expenses. Each party shall pay their own respective fees, costs and disbursements incurred in connection with this Agreement.

Section 10.10 Section Headings. The section and subsection headings in this Agreement are used solely for convenience of reference, do not constitute a part of this Agreement, and shall not affect its interpretation.

Section 10.11 No Third-Party Beneficiaries. Nothing in this Agreement will confer any third party beneficiary or other rights upon any person (specifically including any employees of the Company) or any entity that is not a party to this Agreement, other than the Asset Purchasers.

Section 10.12 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

Section 10.13 Further Assurances. Each party covenants that at any time, and from time to time, after the Closing Date, it will execute such additional instruments and take such actions as may be reasonably requested by the other parties to confirm or perfect or otherwise to carry out the intent and purposes of this Agreement.

Section 10.14 Exhibits Not Attached. Any exhibits not attached hereto on the date of execution of this Agreement shall be deemed to be and shall become a part of this Agreement as if executed on the date hereof upon each of the parties initialing and dating each such exhibit, upon their respective acceptance of its terms, conditions and/or form.

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Section 10.15 Termination of Agreement. This Agreement shall terminate and be of no force and effect and all other agreements executed herewith shall be of no force and effect if: (i) the transactions contemplated by this Agreement are not consummated on or before October 15, 2012, unless all of the parties hereto agree in writing to extend the Agreement or (ii) all of the parties agree in writing to terminate this Agreement sooner.

Section 10.16 Attorney Review - Construction. In connection with the negotiation and drafting of this Agreement, the parties represent and warrant to each other that they have had the opportunity to be advised by attorneys of their own choice and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments hereto.

Section 10.17 Gender. All personal pronouns used in this Agreement shall include the other genders, whether used in the masculine, feminine or neuter gender and the singular shall include the plural and vice versa, wherever appropriate.

[SIGNATURES ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, the undersigned have executed this Purchase Agreement to become effective as of the date first set forth above.

JAGUARS ACQUISITION, INC.

/s/ Eric Langan
By: Eric Langan, President

BRYAN S. FOSTER:

By:	/s/ Bryan S. Foster
Bryan S. Foster, Individually

JGC Tye, LLC

By:	/s/ Bryan S. Foster
Bryan S. Foster, __________

JGC Lubbock Gold, LLC

By:	/s/ Bryan S. Foster
Bryan S. Foster, __________

JGC Odessa Gold, LLC

By:	/s/ Bryan S. Foster
Bryan S. Foster, __________

Gold Suit, Inc.

By:	/s/ Bryan S. Foster
Bryan S. Foster, __________

JGC Harlingen, LLC

By:	/s/ Bryan S. Foster
Bryan S. Foster, __________

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JGC Longview, LLC

By:	/s/ Bryan S. Foster
Bryan S. Foster, __________

JGC Edinburg, LLC

By:	/s/ Bryan S. Foster
Bryan S. Foster, __________

JGC Phoenix, LLC

By:	/s/ Bryan S. Foster
Bryan S. Foster, __________

TI Club, LLC

By:	/s/ Bryan S. Foster
Bryan S. Foster, __________

C. A. Ault Investments, Inc.

By:	/s/ Bryan S. Foster
Bryan S. Foster, __________

Sadco, Inc.

By:	/s/ Bryan S. Foster
Bryan S. Foster, __________

JGC Beaumont, LLC

By:	/s/ Bryan S. Foster
Bryan S. Foster, __________

S Willy’s Lubbock LLC

By:	/s/ Bryan S. Foster
Bryan S. Foster, __________

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Exhibit A

Asset Seller	Adult Cabaret	Asset Purchaser

JGC Tye, LLC	“Jaguars Gold Club”	JAI Dining Services (Tye), Inc.
126 South Access Road
126 Tye, Texas 79563

JGC Lubbock Gold, LLC	“Jaguars Gold Club”	JAI Dining Services (Lubbock), Inc.
12913 US 87
126 Lubbock, Texas 79423

JGC Odessa Gold, LLC	“Jaguars Gold Club”	JAI Dining Services (Odessa), Inc.
6824 Cargo Rd.
126 Odessa, Texas 79762

Gold Suit, Inc.	“Jaguars Gold Club”	JAI Dining Services (El Paso), Inc.
11377 Gateway Boulevard
126 El Paso, Texas 79936

JGC Harlingen, LLC	“Jaguars Gold Club”	JAI Dining Services (Harlingen), Inc.
14286 US Highway 83
126 Harlingen, Texas 78552

JGC Longview, LLC	“Jaguars Gold Club”	JAI Dining Services (Longview), Inc.
4750 Estes Parkway
126 Longview, Texas 75603

JGC Edinburg, LLC	“Jaguars Gold Club”	JAI Dining Services (Edinburg), Inc.
5021 W. University Drive
126 Edinburg, Texas 78539

JGC Phoenix, LLC	“Jaguars Gold Club”	JAI Dining Services (Phoenix), Inc.
1902 N. Black Canyon Highway
126 Phoenix, Arizona 85009

TI Club, LLC	Dormant Adult Cabaret	JAI Dining Services (Odessa II), Inc.
(formerly “Tijuana Iguana”)
101 Solo Road
126 Odessa, Texas 79762

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Exhibit B

Real Estate Seller	Real Estate Property

Expensive Soil Tye, LLC	126 South Access Road
Tye, Texas 79563

Golden Productions, LLC	12913 US 87
Lubbock, Texas 79423

Expensive Soil Odessa, LLC	6824 Cargo Rd.
Odessa, Texas 79762

Expensive Soil El Paso, LLC	11377 Gateway Boulevard
El Paso, Texas 79936

Expensive Soil Harlingen, LLC	14286 US Highway 83
Harlingen, Texas 78552

Expensive Soil Longview, LLC	4750 Estes Parkway
Longview, Texas 75603

Expensive Soil Edinburg, LLC	5021 W. University Drive
Edinburg, Texas 78539

Black Canyon Highway, LLC	1902 N. Black Canyon Highway
Phoenix, Arizona 85009

Expensive Soil Beaumont, LLC	5900 College Street
Beaumont, Texas 77707

Highway Lot Beaumont, LLC	______________
Beaumont, Texas 77707

Expensive Soil Solo Road, LLC	101 Solo Road
Odessa, Texas 79762

Lubbock Flat Land LLC	102 E. CR 7200
Lubbock, Texas 79423

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Exhibit C

Asset Seller	Asset Seller’s pro rata interest
in the Promissory Note

JGC Tye, LLC	_____%

JGC Lubbock Gold, LLC	_____%

JGC Odessa Gold, LLC	_____%

Gold Suit, Inc.	_____%

JGC Harlingen, LLC	_____%

JGC Longview, LLC	_____%

JGC Edinburg, LLC	_____%

JGC Phoenix, LLC	_____%

TI Club, LLC	_____%

JAI Purchase Agreement - Page 35